Exhibit 99.1

MathStar, Inc.

Conference Call Script

Quarter ended September 30, 2006

Conference call date: November 9, 2006, 1:30 PM PST

Conference Operator

Welcome to the MathStar, Inc. quarterly earnings conference call for the quarter ended September 30, 2006.  All lines have been placed on mute to avoid any background noise.  After the presentation there will be a question and answer period.  Please limit your questions to one and refrain from multipart questions in order to give management time to answer as many questions as time permits.  If time permits, additional questions will be taken.  I would like to reference you to the forward-looking statements and risk factors disclosed in MathStar’s Annual Report on Form 10-K for 2005.  With that, I will turn the call over to Doug Pihl, MathStar’s Chief Executive Officer.

Doug

Thank-you. Good afternoon.  I want to welcome you to MathStar’s Third Quarter Conference Call. With me this afternoon is Jim Cruckshank, our CFO who will present the financial overview. Dan Sweeney, our COO, who would typically be on the call, is currently on the East Coast engaged in customer meetings.

By now you should have a copy of MathStar’s 3rd quarter 2006 earning release.   If you do not have a copy you can access it at our website www.mathstar.com.

Today we are going to provide shareholders with a report on our progress in key operating areas including: chip availability, design tool and application library development, marketing strategies, customer pipeline status, and a financial update.

Our strategic vision is to be the segment-defining player in the high performance programmable logic industry.   We will achieve this vision through the marketing, sales and support of MathStar’s Arrix™ family of programmable logic devices — Field Programmable Object Arrays™ — serving a wide range of markets with devices that deliver 3-4 times the performance of competing devices.

Chip Strategies and Milestones

Our highest priority in the second half of 2006 has been to provide customers with high-quality, fully functional FPOAs with clock speeds up to 1 GigaHertz so they can complete their system design and test and begin ordering the FPOA in volume.

In October TSMC, our foundry, shipped us chips from our first silicon wafers.   These chips have undergone extensive testing, and we are very pleased with the basic yield, the functionality, and the timing margins on our 800 MHz and 1 GHz parts.  As we reported last month, we did find a problem with one area of the chip that had to be corrected by changing two of the mask layers.  This type of problem is not unusual with a complex design and we had held back contingency wafers at the fab to accommodate just such a change.  We expect to receive the corrected chips by November 15th.

Meanwhile, we have continued our in-house qualification process and the extent of the testing has given us increased confidence that the chip will meet all of our expectations.  The final step in the manufacturing process is to be able to test our chips effectively. As part of our chip production ramp-up strategy, we are working with our outside test contractor to design the high-speed tests required for high volume production.  In the future, TSMC will fabricate wafers and send them directly to our packaging contractor where the wafers are cut into individual die (about 300 die per wafer) and placed into individual packages. From there the chips will go to our test contractor for testing and delivery directly into MathStar inventory.

The chips we receive by November 15th will still need to be tested at MathStar. With the extensive lab testing facilities we have built, we plan to begin shipments to waiting customers within a week of receipt.   We will, in parallel, retain some of the first shipment of chips to continue with the qualification and testing process to assure we can achieve the yields we are expecting as we ramp into future volume shipments.   By the end of December we will be positioned to supply any quantities of chips required but until then we will need to balance the demands for customer shipments with the internal demands of our ongoing qualification process and our build of customer demo boards that will accelerate our design win closure rate.

Design Tool Update

MathStar’s tool strategy is to form strategic relationships with electronic design automation - or EDA – companies to jointly develop design tools to be offered to our customers.  Our vision is to have the FPOA supported by other tool vendors in addition to our ongoing relationship with Summit Design, Inc. in order to facilitate the use of the FPOA in our customers’ design flows. Since 2003 we have enjoyed a strategic relationship with Summit Design for the integration of MathStar’s FPOA-specific design tools into their Visual Elite System.  In October Mentor Graphics, a top tier tool supplier and leader in simulation tools used in programmable logic, acquired Summit Design. We believe this new relationship will facilitate even greater support from Summit and opens the door for a strategic relationship with Mentor Graphics

IP Library Development Strategies and Milestones

An additional part of our strategic vision is to provide customers access to a library of application programs for our FPOA, in order to speed their time to market and lower their development costs.  We previously developed applications for Fast Fourier Transforms, digital filters and broad range of basic digital signal processing algorithms. The complete list is available on our website. We also announced relationships with two strategic partners, Cadre CoDesign and Barco/Silex, for machine vision and high performance video applications.  During the quarter, we made progress engaging new potential partners for IP application development and the development of demonstration printed circuit boards.   All of these partners will enable us to bring qualified independent FPOA developers to customers requiring turnkey software and hardware design solutions.

As we discussed in earlier calls, we are increasing our engagements with potential customers in the high performance video markets.  High performance video market growth is driven by the use of video everywhere, by the increase in screen resolution like HDTV, and by the number of channels transmitted.  In the 3rd quarter, our IP development work was primarily focused on high performance video applications. We previously announced the world’s fastest JPEG 2000 encoder application library in addition to our MPEG2 decoder.  JPEG2000 and MPEG2 are two of the mostly widely used image and video compression standards. Our goal is to achieve a 4th quarter milestone of demonstrating both the JPEG2000 Encoder and our MPEG2 Decoder in our simulation tools. By the middle of January we will be able to demonstrate a fully functional video system taking in customer-supplied MPEG-encoded video streams and displaying the images on high-resolution screens.  MPEG2 is widely used to distribute video through a variety of channels. It is critical to applications requiring image compression due to the restricted bandwidth of the channel.  We have multiple customers in the video market that have conditionally committed to the FPOA that see this demonstration as the final validation of their choice.

Marketing Strategies and Milestones

Our marketing strategy is to attract over one thousand leads for our sales team by the end of the year, educate potential customers about the FPOA architecture and create additional demand for our products.  During the 3rd quarter we achieved the key milestone of officially launching MathStar’s Arrix family of FPOA devices.  The launch of MathStar’s Arrix product line was accompanied by promotion in a wide range of industry publications and analyst reports, and advertising in web-based media.  Over the course of the quarter MathStar was written up at least 28 times in our target publications and the report on our FPOA in the Microprocessor Forum publication from InStat was particularly well read by our potential customers. Our web-based advertising generated over 60,000 impressions worldwide resulting in close to 1,000 click-throughs.  On November 14th we are sponsoring a webinar on-line seminar for prospective customers and as of today have over 125 registrations. This webinar will present the FPOA architecture in great detail for engineers that wish to become more familiar with our concept.

When we reported to you three weeks ago, MathStar had achieved 2 design wins in 2006, had 30 qualified prospects that we were working to convert to design wins this quarter or early next quarter and 700 total leads. Today MathStar has added another design win and we have achieved our goal of over 1,000 leads for 2006.  These leads are in various stages of being qualified by our sales team.  We have over 65 qualified prospective customers at various stages in their product development process that could result in design wins for MathStar.  This is compared to the 54 we reported on the October call.  Even though our silicon is just becoming available, we continue to believe we will make significant progress closing design wins in the 4th quarter. Achieving a design win is a complex process and difficult to accurately predict. We believe we are building momentum with the kind of customers that will spur our revenue ramp. MathStar’s senior management team is accompanying sales managers on critical sales calls, and the availability of the chip is expected to significantly aid in design win conversions.  As I already mentioned, the completion of our MPEG2 Decoder hardware platform will result in additional design wins from prospective customers who have committed to our FPOA upon the demonstration of this decoder.

I would like to talk about a few of our most exciting customers engagements  As I mentioned earlier, high performance video is an area where MathStar is seeing significant traction, with over 40% of our active engagements in this market.  One of our recent FPOA design wins was in a ‘transcoding’ application.  This is the design win we referred to in our October 11th update.  HD definition satellite TV signals are using a new standard called MPEG4 to minimize the amount of spectrum required to transmit the signal.  The FPOA will be used to transcode, or change the compression standard back to MPEG2 once delivered to the ground location, so that the existing infrastructure of set top boxes and other infrastructure can be preserved, saving millions of dollars and enabling high definition TV delivery to high density dwellings and hotels.

Machine vision is another major market opportunity for MathStar.  As electronic components and circuits in electronic manufacturing become increasingly microscopic, the ability to visually inspect components in fast moving manufacturing lines becomes impossible.  MathStar has released application libraries in edge detection, color conversion and flat field error correction to support customers in this fast growing market.  We are working on a potential design win where our FPOA combined with a high-resolution camera will implement algorithms to measure the profile of the solder paste deposition on printed circuit boards.  This ensures the correct amount of solder is available when the solder is reflowed, or melted, ensuring a reliable mechanical and electrical bond between the electronic component and the printed circuit board and improve manufacturing throughput and yields.

Sales and Customer Service Strategies and Milestones

Our strategic goal for our sales and service team is to enable them – through training and support – to effectively and rapidly launch the FPOA into our target markets.  We have now trained over 120 sales representatives on the features and benefits of the Arrix product family, and in the US we support them with four area sales managers and five Field Application Engineers,

During the 3rd quarter we began our expansion into Europe to support and attract customers in that region.  About 25% of our customer leads have come from European companies and we see this as the next logical sales expansion region. As of today we have signed manufacturers reps in the UK, Germany and France. Our recently added UK-based European Area Sales Manager has already trained the UK rep and training for the German and French reps will begin in November.  In addition, our machine vision customer Alacron will conduct the first public demonstration of the FPOA in a customer-designed system at a trade show in Germany.

Financial Strategies and Milestones

Our overriding strategic goal is to ramp production revenues in our target markets of machine vision, high performance video, medical imaging, security surveillance and military applications, and to achieve both rapid revenue growth and high gross margins.

We ended the quarter with $9.7 million in cash that included $3.8 million of proceeds from the PIPE received before the end of September. We closed the PIPE in early October raising gross proceeds of $12.6 million. We welcome our new institutional shareholders and appreciate your belief in our vision and management team as well as the continued support of all of our shareholders.

I will now turn the call over to Jim to provide our financial update, after which I will have some closing remarks and we will open the call to your questions.  Jim…

Jim

Thanks, Doug.

For the three months ended September 30, 2006, our revenues were $28,000 compared to $15,000 for the same period last year.  Revenues for the three months ended September 30, 2006 were from the sale of software licenses and non-recurring engineering fees, and revenues for the three months ended September 30, 2005 were from the sale of FPOA development kits.

Our research and development expenses increased $2.6 million or 153% to $4.3 million for the three months ended September 30, 2006, from $1.7 million for the three months ended September 30, 2005.  The increase was the result of increased payroll costs of $500,000 (this includes $110,000 of non-cash compensation costs related to stock options and restricted stock), increased engineering materials and payments to third party vendors related to the tape out of the ArrixTM FPOA of $1.2 million, development of internal evaluation boards of $200,000, computer hardware and software of $100,000 and increased overhead costs of $200,000 primarily due to an allocation of certain overhead costs. The increase in payroll costs and the use of outside engineering and design consultants is the result of increased staffing related to productization of the FPOA chip and to continue development of our library of development algorithms for use by our customers.

For the three months ended September 30, 2006, our selling, general and administrative expenses increased $1.0 million or 58% to $2.6 million, compared to $1.6 million for the three months ended September 30, 2005.  The increase was primarily the result of increased payroll costs of $900,000 including $700,000 of non-cash charges related to costs of stock options and restricted stock. Other expense increases include legal and audit of $100,000, consulting of $100,000, primarily related to marketing and the implementation of SarBox and increased recruiting and relocation expenses of $100,000. These increases were offset by an allocation in the three months ended September 30, 2006 of certain overhead costs of $200,000 to research and development.

We generated revenues of $46,000 for the nine months ended September 30, 2006 compared to $55,000 for the nine months ended September 30, 2005.  Revenues for the nine months ended September 30, 2006 were from software license fees and non-recurring engineering fees, and revenues for the nine months ended September 30, 2005 were from the sale of FPOA development kits.

For the nine months ended September 30, 2006, we incurred research and development costs of $10.3 million, an increase of $4.3 million or 72% compared to research and development costs for the nine months ended September 30, 2005 of $6.0 million.  The increase was the result of increased payroll costs of $1.6 million, which includes $200,000 of non-cash charges for compensation costs related to stock options and restricted stock, increased outside engineering and design consultants of $700,000, increased overhead costs of $700,000 due to an allocation of certain overhead costs, computer software and licenses of $300,000, engineering and tapeout related expenses of $400,000, ArrixTM FPOA evaluation board development of $200,000 and recruiting and relocation expense of $100,000. The increase in payroll costs and the use of outside engineering and design consultants is the result of increased staffing and efforts to complete the ArrixTM FPOA design, development of our library of development algorithms for use by our customers, and future generations of FPOA chips.

Selling, general and administrative costs increased $2.8 million or 65% to $7.1 million for the nine months ended September 30, 2006, from $4.3 million for the nine months ended September 30, 2005.  The increase was primarily the result of increased salaries of $2.6 million, which includes $2.0 million of non-cash charges for compensation costs related to expensing of stock options and restricted stock, and staffing increases in the later part of 2005. Other expense increases include legal, auditing and consulting of $500,000, increased recruiting and relocation expenses of $200,000 and increased insurance expenses of $100,000 primarily due to being a public company. These increases were offset by an allocation in the nine months ended September 30, 2006 of certain overhead costs of $700,000 to research and development.

With the vesting of about 400,000 of shares of restricted in October and based on the current number of options outstanding, we anticipate that starting with the first quarter of 2007 non-cash expenses related to options and restricted stock should be about $200,000 per quarter.

Our cash used in operating activities for the nine months ended September 30, 2006 was $14.5 million compared to $9.6 million for the same period last year. The $4.9 million increase was primarily the result of increased R&D expenditures, building the SG&A infrastructure and costs associated with being a public company.

Our cash used in investing activities for the nine months ended September 30, 2006 was $300,000 compared to none for the same period last year. The cash used in the nine months ended September 30, 2006 was for purchase of property and equipment.

Our cash balance at September 30, 2006 was $9.7 million including $3.8 million of proceeds from the PIPE received before the end of September. As Doug discussed earlier, we completed a PIPE in early October raising approximately $12.0 million net to the Company.  We anticipate quarterly cash burn to stay in the $4.5 to $5.0 million range for the remainder of 2006 and 2007, the exceptions being purchases of IP for the two new 90 nanometer versions of our FPOAs, that we plan on taping out in 2007 and the related tapeout costs.  The rate of market adoption of our FPOA technology and our revenue ramp will determine if and when we need to do another round of financing.  We will disclose additional information when appropriate.

We are obligated to be compliant with Sarbanes Oxley by the end of 2007. We anticipate we will have all systems in place by the end of December 2006, and will operate under SarBox compliant internal controls and processes throughout 2007. Also, being ISO 9001 is critical for closing tier one customer designs wins.  We are on track to achieve ISO certification before the end of 2006

 I will now turn it back over to Doug.

Doug

Thank-you Jim.

We are very encouraged with the increasingly strong response to the FPOA in the market, and we believe our pipeline of interested, qualified prospects will continue to grow rapidly.  All of us at MathStar appreciate your interest and support as we build MathStar into the segment-defining player in the high performance programmable logic industry.   We will now open the call to questions.

Q&A

Doug

Thank you for your questions. We are pleased with the milestones we achieved in the 3rd quarter and we look forward to completing a very productive fourth quarter as well as an exciting future beyond 2006.  We believe the FPOA can lead to profound improvements in performance in many applications, and that MathStar will be the segment-defining player in the high performance programmable logic industry.  Thank you for joining us today.